Exhibit 99.1

Press Contact: Christine Carter Backbone Media christine.carter@backbonemedia.net (970) 963-4873 ext. 203

The AZEK® Company Announces Pricing of Public Offering

Chicago, Ill., September 10, 2020 – The AZEK Company Inc. (NYSE: AZEK) (“AZEK”) announced today the pricing of an underwritten public offering of 25,000,000 shares of its Class A common stock to be offered by certain of its selling stockholders, at a price to the public of $33.25 per share. The selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 3,750,000 shares of Class A common stock at the public offering price, less underwriting discounts and commissions. AZEK will not receive any proceeds from the sale of the shares of Class A common stock. The offering is expected to close on September 15, 2020, subject to customary closing conditions.

Barclays, BofA Securities, Goldman Sachs & Co. LLC and Jefferies are acting as joint lead book-running managers for the offering. Citigroup, Credit Suisse, Deutsche Bank Securities and RBC Capital Markets are acting as joint book-running managers, and B. Riley FBR, Baird, Stephens Inc., Stifel, Truist Securities and William Blair are acting as co-managers for the offering.

A registration statement relating to the offering was declared effective by the Securities and Exchange Commission on September 10, 2020. The offering is being made only by means of a prospectus. Copies of the final prospectus relating to the offering may be obtained, when available, from:

•	Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone at (888) 603-5847 or by email at barclaysprospectus@broadridge.com;

•	BofA Securities, NC1-004-03-43; 200 North College Street, 3rd Floor, Charlotte, North Carolina 28255-0001, Attention: Prospectus Department or by email at dg.prospectus_requests@bofa.com;

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Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at (866) 471-2526, by facsimile at (212) 902-9316 or by email at prospectus-ny@ny.email.gs.com; or

•	Jefferies, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 821-7388 or by email at Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About The AZEK® Company

The AZEK® Company Inc. is an industry-leading designer and manufacturer of beautiful, low-maintenance residential and commercial building products and is committed to innovation, sustainability and research & development. Headquartered in Chicago, Illinois, the company operates manufacturing facilities in Ohio, Pennsylvania and Minnesota.

Forward Looking Statements

This press release includes “forward looking statements.” These forward-looking statements, including with respect to the public offering, represent AZEK’s expectations or beliefs concerning future events, and it is possible that the results or events described in this press release will not be achieved. Forward-looking statements involve known and unknown risks, uncertainties and assumptions. AZEK does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as required by law.

Source: The AZEK Company Inc.